EXHIBIT 99.1

JohnsonDiversey Reports Fourth Quarter and 2002 Year End Results

Monday, March 24, 7:30 EST

RACINE, Wi. – (BUSINESS WIRE) – March 24, 2003 — JohnsonDiversey, Inc., a leading global provider of cleaning and hygiene solutions to the institutional and industrial market, today reported its summary results for the fourth quarter and year ended January 3, 2003.

“This was an historic year for the company with the May 3, 2002, acquisition of DiverseyLever, the institutional and industrial cleaning and sanitation business of Unilever,” said JohnsonDiversey, Inc. President and CEO Greg Lawton. “I am delighted with the tremendous progress we have made since the acquisition in integrating the two businesses and in exceeding our expectations for synergies in this period. I am equally pleased with the positive momentum in sales as we moved through the fourth quarter.”

The acquisition significantly affected fourth quarter and 2002 full year results. Eight months of DiverseyLever results are reflected in JohnsonDiversey’s results for the year ended January 3, 2003, and a full three months of DiverseyLever results are included in JohnsonDiversey’s fourth quarter 2002 results.

Meaningful comparative historical information for the acquired DiverseyLever business does not exist for three reasons: 1. The timing of the acquisition; 2. The transition of the institutional and industrial Unilever consumer brands business to a sales agency relationship with JohnsonDiversey after closing; and 3. The DiverseyLever business was operated as a division of Unilever and not as a stand-alone business. Because of these factors, and the extent to which integration of the businesses has already occurred, historical comparisons are of limited relevance.

Meaningful comparisons of financial results against prior year periods will first become available with the quarter ended September 2003. It will not be until 2004 that such a comparison will be available on a full-year historical basis.

Fourth Quarter 2002 Results

Net sales for the fourth quarter of 2002 were $689.0 million, an increase of $418.2 million, or 154.4%, from the three-month period ended December 28, 2001. The primary reason for the increase was net sales attributable to the acquired DiverseyLever business. JohnsonDiversey estimates that, on a comparable basis, net sales in the fourth quarter increased by 4.3% over the fourth quarter of 2001 which, on a combined, unaudited basis, was approximately $660.6 million.

Gross profit increased by $240.4 million, or 186.0%, to $369.6 million for the fourth quarter of 2002 from $129.2 million for the three-month period ended December 28, 2001. Gross profit margin increased to 53.7% for the fourth quarter of 2002 from 47.7% for the corresponding period in 2001. The primary reason for the increase in gross profit and gross profit margin was the acquisition of the DiverseyLever business. The gross profit margin of the acquired DiverseyLever business was higher than our pre-acquisition business due to a greater proportion of higher-margin direct sales than the pre-acquisition business, which focused more on distributor sales, with lower gross margins.

Operating profit declined by $5.1 million to $3.9 million for the fourth quarter of 2002 from operating profit of $9.0 million for the three-month period ended December 28, 2001. The decrease in operating profit was primarily due to restructuring and integration costs of $28.4 million following the acquisition of the DiverseyLever business. These costs include $12.3 million of asset write-downs. These costs were partially offset by an increase in operating profit due to the acquisition of the DiverseyLever business.

Net income declined by $17.1 million to a loss of $13.6 million for the fourth quarter of 2002 from net income of $3.5 million for the three-month period ended December 28, 2001. The decrease in net income was primarily due to restructuring and integration costs discussed above and an increase for the fourth quarter of 2002, compared to a year ago, in net interest expense of $26.3 million to $29.4 million. The loss for the quarter was largely driven by the higher restructuring and integration costs incurred in the quarter to support higher than expected synergies and the acceleration of the writedown of capitalized ERP software in Europe in connection with the implementation of a common systems platform.

EBITDA, representing net income before minority interests, plus net interest expense, the provision for income taxes, depreciation expense and amortization expense, increased by $33.5 million, or 195.3%, to $50.7 million for the fourth quarter of 2002 from $17.2 million for the three-month period ended December 28, 2001. Additional information regarding EBITDA, including a reconciliation of net income to EBITDA, is provided below in this news release.

2002 Full Year Results

Net sales increased by $1,061.6 million, or 93.6%, to $2,196.4 million for the year ended January 3, 2003 from $1,134.8 million for the twelve-month period ended December 28, 2001. The primary reason for the increase was net sales attributable to the acquired DiverseyLever business. On a comparable basis, net sales in the second half of 2002 were $1,321.1 million, which represented a 2.5% increase over the second half of 2001 which, on a combined, unaudited basis, was approximately $1,288.9 million.

Gross profit increased by $616.5 million, or 107.7%, to $1,189.0 million for the year ended January 3, 2003 from $572.5 million for the twelve-month period ended December 28, 2001. Gross profit margin increased to 54.1% for 2002 from 50.5% for 2001. The gross profit margin on the acquired DiverseyLever business was higher than our pre-acquisition business due to a greater proportion of higher-margin direct sales than the pre-acquisition business, which focused more on distributor sales, with lower gross margins. This favorable impact was partially offset by an inability to fully recover cost increases with pricing in 2002.

Operating profit increased by $34.4 million to $101.4 million for the year ended January 3, 2003 from $67.0 million for the year ended December 28, 2001. The increase in operating profit was due primarily to the acquisition of the DiverseyLever business, partially offset by restructuring and integrations costs of $53.6 million following the acquisition of the DiverseyLever business.

Net income declined by $2.6 million, or 8.2%, to $29.6 million for the year ended January 3, 2003 from $32.2 million for the twelve-month period ended December 28, 2001. The decrease in net income was primarily due to costs associated with the acquisition of the DiverseyLever business and related restructuring and integration activities discussed above, including $16.1 million of asset write-downs. Net income in 2002 also was negatively impacted by an increase in net interest expense of $67.7 million. These negative impacts more than offset the favorable effect of the net income from the acquired DiverseyLever business.

EBITDA increased by $130.6 million, or 119.5%, to $239.8 million for the year ended January 3, 2003 from $109.2 million for the twelve-month period ended December 28, 2001. Additional information regarding EBITDA, including a reconciliation of net income to EBITDA, is below in this news release.

“Our strong performance following the acquisition last May is a tribute to the quality and dedication of all our employees,” Mr. Lawton said. “This early positive momentum has the business tracking in line with expectations and has positioned us well for market success in 2003.”

Conference Call

JohnsonDiversey will discuss its fourth quarter and 2002 year-end results on a conference call on March 25, 2003, at 11:00 a.m., EST.

The conference call can be accessed via telephone as follows:

Conference Name:	JohnsonDiversey
Conference Date:	March 25, 2003
Conference Start Time:	11:00 a.m. EST
Domestic Toll-free Bridge #:	(800) 811-8824
International Bridge #:	(913) 981-4903
Pass Code:	Operator Assisted (for assistance during call, dial *0)
Replay Domestic Toll-free #:	(888) 203-1112 (through April 8)
Replay International #:	(719) 457-0820
Replay Access Code:	545989

This conference call will be recorded with a replay period of two weeks. Lines will be muted until the company completes its comments on the results. Thereafter, a Q&A session will be provided.

Lines will be muted until JohnsonDiversey completes its comments on the results. Thereafter, a question and answer session will commence.

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With operations in more than 60 countries, JohnsonDiversey, Inc. is a leading global provider of cleaning and hygiene solutions to the institutional and industrial marketplace. JohnsonDiversey serves customers in the lodging, food services, retail, health care, and food and beverage sectors, as well as building service contractors worldwide.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Investors should not place undue reliance on the forward-looking statements contained in this news release. Each forward-looking statement speaks only as of the date on which it is made, and except as required by law, JohnsonDiversey undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those identified in the forward-looking statements in this news release include: the Company’s ability to integrate and operate successfully the DiverseyLever business; costs or difficulties related to the DiverseyLever acquisition and JohnsonDiversey’s restructuring initiatives; changes in general economic and political conditions, interest rates and currency exchange rates; market factors, including competitive pressures and changes in pricing policies; changes in interpretations of existing legislation or the adoption of new legislation; loss of major customers; the occurrence of litigation or claims; natural and manmade disasters, including acts of terrorism or war; and other factors described in the “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” sections of JohnsonDiversey’s Form S-4, as declared effective by the Securities and Exchange Commission on November 27, 2002.

Condensed Consolidated Statements of Income

(Dollars in Thousands)

	Three months ended		Fiscal year ended
	December 28, 2001	January 3, 2003	December 28, 2001	January 3, 2003
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$270,811	$688,990	$1,134,776	$2,196,395
Cost of sales	141,562	319,340	562,239	1,007,426

Gross profit	129,249	369,650	572,537	1,188,969
Marketing, distribution, administrative and general expenses	111,104	336,018	467,771	1,003,560
Other operating expenses	9,152	29,710	37,796	84,009

Operating profit	8,993	3,922	66,970	101,400
Interest expense (net)	3,123	29,436	16,822	84,496
Other expense (income), net	1,320	(5,420)	2,899	(29,011)

Income before taxes	4,550	(20,094)	47,249	45,915
Provision for income taxes	1,002	(6,450)	14,934	16,662

Income before minority interest	3,548	(13,644)	32,315	29,253
Minority interest	(32)	77	(121)	315

Net income	$3,516	$(13,567)	$32,194	$29,568

JohnsonDiversey, Inc.

Selected Balance Sheet Data

(Dollars in Thousands)

	December 28, 2001	January 3, 2003
Cash and cash equivalents	$8,093	$59,272
Accounts receivable, net of allowance	161,619	538,113
Inventories	99,082	260,983
Total assets	926,284	3,376,833
Accounts payable and accrued expenses	249,579	704,742
Short-term borrowing	34,121	68,119
Long-term debt, including current portion	327,662	1,406,176
Stockholders’ equity	$209,660	$833,033

JohnsonDiversey, Inc.

Information Regarding EBITDA

In this news release, JohnsonDiversey has presented for various periods EBITDA, or net income before minority interests, plus net interest expense, provision for income taxes, depreciation expense and amortization expense.

EBITDA is a non-GAAP financial measure, and you should not consider EBITDA as an alternative to (a) operating profit (loss) or net income (loss) as a measure of JohnsonDiversey’s operating performance, or (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of JohnsonDiversey’s ability to meet its cash needs.

JohnsonDiversey’s management considers EBITDA to be a useful tool for managing the operations of its business. In addition, various financial covenants contained in JohnsonDiversey’s senior secured credit facilities are based on EBITDA, as adjusted pursuant to the provisions of the facilities, and various financial covenants contained in the indentures for JohnsonDiversey’s senior subordinated notes are based on consolidated cash flows, which is a non-GAAP financial measure calculated similarly to EBITDA. JohnsonDiversey management also considers EBITDA to be useful in assessing its debt servicing ability.

JohnsonDiversey believes that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability. EBITDA assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods or nonoperating factors (such as historical cost). JohnsonDiversey believes that the inclusion of EBITDA in this news release permits a more comprehensive analysis of JohnsonDiversey’s operating performance relative to other companies and of JohnsonDiversey’s debt servicing ability. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this news release may not be comparable to similarly titled measures of other companies.

Reconciliation of EBITDA to Net Income

JohnsonDiversey believes that net income is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net income for each of the periods for which EBITDA is presented in this news release.

JohnsonDiversey, Inc.

Reconciliation of EBITDA

(Dollars in Thousands)

	Three months ended		Fiscal year ended
	December 28, 2001	January 3, 2003	December 28, 2001	January 3, 2003
	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$3,516	$(13,567)	$32,194	$29,568
Minority interests	32	(77)	121	(315)
Interest expense (net)	3,123	29,436	16,822	84,496
Provision for income taxes	1,002	(6,450)	14,934	16,662
Depreciation and amortization expense	9,529	41,456	45,176	109,348

EBITDA	$17,202	$50,798	$109,247	$239,759

Contacts:

For Media:	For Analysts:
John Matthews, (262) 631-2206	Kathleen Powers, (262) 631-2370
Vice President Global Communications	Director, Finance/Treasury
john.matthews@johnsondiversey.com	kathleen.powers@johnsondiversey.com

Source: JohnsonDiversey, Inc.